AMERICAN REALTY CAPITAL DAILY NET ASSET VALUE TRUST, INC.
QUARTERLY PRICING SUPPLEMENT, DATED APRIL 1, 2013,
TO THE PROSPECTUS, DATED APRIL 27, 2012

Quarterly Pricing Supplement
(unaudited)

On April 1, 2013, our net asset value (“NAV”) per institutional share is $9.927 and our NAV per retail share is $10.037.

The following sets forth the calculation of NAV for each of the institutional shares and retail shares:

Net Asset Value as of January 2, 2013:	$ 8,579,006.27

Net Assets as of April 1, 2013:
Real Estate Properties, at Fair Value	$ 30,245,163.38
Non-Real Estate Assets (1)
Cash and Cash Equivalents	1,343,629.28
Subscriptions Receivable	-
Prepaid Organizational and Other Costs	4,501,270.89
Total Net Assets	36,090,063.55
Liabilities
Financing	21,016,262.28
Deferred Revenue	130,871.64
Other Liabilities (1)	3,539,758.27
Total liabilities	24,686,892.19
Net Asset Value	$ 11,403,171.36

(1)     As described in “Valuation Policies” in our Prospectus, the Company estimates operating income and certain expenses and adds, or deducts, the daily accrual of such estimated expenses in determining NAV. Any operating income or such expense items that exceed the amount of such estimates will be adjusted monthly on a going forward basis.

The Real Estate Properties have initially been valued at cost. After such initial valuations, the value of the Real Estate Properties will be determined taking into consideration the valuations performed by Duff & Phelps, LLC, an independent valuation firm retained by us, which will be performed on each property at least one calender quarter after its acquisition.

Quarterly Adjustment and Calculation of NAV

Institutional Shares
NAV
Net Asset Value for Institutional shares as of January 2, 2013:	$4,973,830.84 ($9.806)
Share Purchases and Redemptions for the quarter ended January 2, 2013:
Share Purchases	1,203,580.75
Share Redemptions	-
Activity for the quarter ended April 1, 2013: (2)
Accrual of Portfolio Revenue	292,311.68
Accrual of Asset Management Fee	-
Accrual of Other Expenses (3)	(724,392.72)
Accrual of Organizational and Offering Expenses	(6,782.42)
Change in NAV due to Gains (Losses) (Realized and Unrealized) on Assets and Liabilities subsequent to January 2, 2013	515,510.52
Ending NAV on April 1, 2013 (per institutional share)	$6,254,058.65 ($9.927)

Retail Shares
NAV
Net Asset Value for Retail shares as of January 2, 2013:	$3,605,175.43 ($9.896)
Share Purchases and Redemptions for the quarter ended January 2, 2013:
Share Purchases	1,474,975.85
Share Redemptions	-
Activity for the quarter ended April 1, 2013: (2)
Accrual of Portfolio Revenue	231,387.04
Accrual of Asset Management Fee	-
Accrual of Other Expenses (3)	(578,897.34)
Accrual of Organizational and Offering Expenses	(7,924.26)
Change in NAV due to Gains (Losses) (Realized and Unrealized) on Assets and Liabilities subsequent to January 2, 2013	424,395.99
Ending NAV on April 1, 2013 (per retail share)	$5,149,112.71 ($10.037)

(2) The beginning NAV and the quarterly activity have been allocated between the institutional shares and the retail shares in proportion to the NAV of the institutional shares and the retail shares on the corresponding NAV date.

(3) Other Expenses, consist of all of our operating and administrative expenses, other than asset management fees and organizational and offering expenses.

The NAV per share for a particular day can be found on our website at www.arcdailynav.com or by calling our toll-free, automated telephone line at 1-866-532-4743.

Below is the NAV per share for each of the institutional shares and the retail shares for each day subsequent to our last pricing supplement.

Date	NAV per institutional share	NAV per retail share
January 3, 2013	$ 9.806	$ 9.897
January 4, 2013	$ 9.806	$ 9.897
January 7, 2013	$ 9.806	$ 9.898
January 8, 2013	$ 9.806	$ 9.898
January 9, 2013	$ 9.806	$ 9.898
January 10, 2013	$ 9.806	$ 9.898
January 11, 2013	$ 9.806	$ 9.899
January 14, 2013	$ 9.806	$ 9.899
January 15, 2013	$ 9.806	$ 9.900
January 16, 2013	$ 9.806	$ 9.900
January 17, 2013	$ 9.806	$ 9.900
January 18, 2013	$ 9.806	$ 9.900
January 22, 2013	$ 9.806	$ 9.901
January 23, 2013	$ 9.806	$ 9.901
January 24, 2013	$ 9.806	$ 9.901
January 25, 2013	$ 9.806	$ 9.901
January 28, 2013	$ 9.806	$ 9.902
January 29, 2013	$ 9.806	$ 9.902
January 30, 2013	$ 9.806	$ 9.902
January 31, 2013	$ 9.806	$ 9.903
February 1, 2013	$ 9.806	$ 9.903
February 4, 2013	$ 9.806	$ 9.903
February 5, 2013	$ 9.806	$ 9.903
February 6, 2013	$ 9.806	$ 9.904
February 7, 2013	$ 9.806	$ 9.904
February 8, 2013	$ 9.806	$ 9.904
February 11, 2013	$ 9.806	$ 9.905
February 12, 2013	$ 9.806	$ 9.905
February 13, 2013	$ 9.806	$ 9.905
February 14, 2013	$ 9.806	$ 9.905
February 15, 2013	$ 9.806	$ 9.905
February 19, 2013	$ 9.806	$ 9.906
February 20, 2013	$ 9.806	$ 9.907
February 21, 2013	$ 9.806	$ 9.907
February 22, 2013	$ 9.806	$ 9.907
February 25, 2013	$ 9.806	$ 9.908
February 26, 2013	$ 9.806	$ 9.908
February 27, 2013	$ 9.806	$ 9.908
February 28, 2013	$ 9.806	$ 9.909
March 1, 2013	$ 9.806	$ 9.909
March 4, 2013	$ 9.806	$ 9.909
March 5, 2013	$ 9.806	$ 9.909
March 6, 2013	$ 9.806	$ 9.909
March 7, 2013	$ 9.806	$ 9.909
March 8, 2013	$ 9.806	$ 9.909
March 11, 2013	$ 9.806	$ 9.910
March 12, 2013	$ 9.806	$ 9.910
March 13, 2013	$ 9.806	$ 9.910
March 14, 2013	$ 9.806	$ 9.911
March 15, 2013	$ 9.806	$ 9.911
March 18, 2013	$ 9.806	$ 9.911
March 19, 2013	$ 9.806	$ 9.912
March 20, 2013	$ 9.806	$ 9.912
March 21, 2013	$ 9.806	$ 9.912
March 22, 2013	$ 9.806	$ 9.912
March 25, 2013	$ 9.806	$ 9.913
March 26, 2013	$ 9.806	$ 9.913
March 27, 2013	$ 9.806	$ 9.913
March 28, 2013	$ 9.806	$ 9.913
April 1, 2013	$ 9.927	$ 10.037